Exhibit 99.1

News Release

CONTACT: Investor Relations

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Third Quarter Sales Orders of 2,540, an increase of 39% over the prior year quarter, and GAAP

Home Closings Gross Margin of 18.5%

SCOTTSDALE, Ariz., Oct. 30, 2019 –– Taylor Morrison Home Corporation (NYSE: TMHC) today reported third quarter total revenue of $1.1 billion and GAAP home closings gross margin of 18.5 percent, leading to diluted earnings per share of $0.63. Adjusted earnings per share was $0.65 when the reported $3.6 million loss on extinguishment of debt is excluded.

Third Quarter 2019 Highlights:

•	Net sales orders were 2,540, a 39 percent increase over the prior year quarter
•	Average monthly sales pace per community was 2.4, compared to 2.2 for the prior year quarter

•	Home closings were 2,296, a 9 percent increase over the prior year quarter

•	Total revenue was $1.1 billion, a 7 percent increase over the prior year quarter

•	GAAP home closings gross margin was 18.5 percent

•	SG&A as a percent of home closings revenue was 11.1 percent

•	Net income was $67 million with diluted earnings per share of $0.63

“The third quarter was another successful one for Taylor Morrison as we met or exceeded our quarterly guidance on each of our key metrics,” said Sheryl Palmer, Chairman and CEO of Taylor Morrison. “Although declining interest rates have been a benefit for our buyers, we believe there’s a lot more beyond that giving consumers confidence, including rising incomes, strong stock markets, near record unemployment levels and improving equity in owned homes.”

”We finished the quarter with 2,540 net sales orders, representing a substantial 39 percent increase compared to the same quarter last year,” said Palmer. “In mid-September we released our July and August sales sharing our year-over-year order growth of 30 percent for the first two months of the quarter, nicely illustrating the buildup of strength that we saw as the quarter progressed with September up more than 60 percent year-over-year. This growth in sales was driven by strength across all regions, as well as price points. All three of our regions had sales orders up at least 20 percent, led by the East which was up nearly 64 percent.”

Average community count was 346, which resulted in an average monthly sales pace per community of 2.4 for the quarter. This compared to a sales pace of 2.2 in the third quarter of 2018. The Company ended the quarter with 5,295 units in backlog, a year-over-year increase of 19 percent, with a sales value of approximately $2.5 billion.

“We delivered 2,296 closings, which is 9 percent higher than our results for the prior year quarter and in-line with guidance for the quarter,” added Palmer. “This was a strong result despite being impacted by the Florida hurricane activity and the torrential rains in Houston resulting in a loss of five or six business days, which pushed approximately 50 to 75 closings into the fourth quarter.”

“Having just passed the one-year anniversary of the AV Homes acquisition, it’s clear that the increased scale we gained through the deal is having a material impact on our results,” said Palmer. “Sales paces are up, margins continue to outperform expectations and we expect leverage on our overhead in the coming quarters as a result of the transaction. All in all, we are delighted with the new AV team members, assets acquired and the positive timing of the deal, which we believe positions us to capitalize on a strong real estate market.”

“GAAP home closings gross margin, inclusive of capitalized interest, the impact from purchase accounting and the mix impact from AV-related closings, was 18.5 percent. This rate exceeded our third quarter guidance as we were able to benefit from the efficiencies of scale,” said Dave Cone, Executive Vice President and Chief Financial Officer. “Our margin rate did benefit from some true-ups that we took during the quarter related to vendor rebates and profit participation arrangements. In total, these two items impacted margin by just over $5 million.”

“SG&A as a percentage of home closings revenue came in at 11.1 percent for the quarter. This rate was impacted by the deleverage from pushed closings due to weather and timing of certain items,” added Cone. “We continue to maintain our annual SG&A guidance in the low 10 percent range of homebuilding revenue.”

Homebuilding inventories were $4.3 billion at the end of the quarter, including 6,709 homes in inventory, compared to 5,478 homes in inventory at the end of the prior year quarter. Homes in inventory at the end of the quarter consisted of 4,198 sold units, 462 model homes and 2,049 inventory units, of which 385 were finished.

The Company finished the quarter with $224 million in total cash and a net homebuilding debt to capitalization ratio of 42.7 percent. As of September 30, 2019, Taylor Morrison owned or controlled approximately 54,000 lots, representing 5.4 years of supply based on a trailing twelve months of closings, including a full year of AV, and the Company is focused on securing land for 2021 and beyond.

Quarterly Financial Comparison

($ thousands)

	Q3 2019	Q3 2018	Q3 2019 vs. Q3 2018

Total Revenue	$1,105,105	$1,036,379	6.6%

Home Closings Revenue	$1,073,110	$1,014,168	5.8%

Home Closings Gross Margin	$199,008	$191,218	4.1%

	18.5%	18.9%	40 bps decrease

SG&A	$119,099	$100,520	18.5%

% of Home Closings Revenue	11.1%	9.9%	120 bps increase

Full Year 2019 Business Outlook

Full Year 2019:

•	Average active community count is expected to be about 345

•	Monthly absorption pace is expected to be between 2.3 and 2.4; compared to 2.3 during FY 2018

•	Home closings are expected to be between 9,800 and 10,000

•	GAAP home closings gross margin is expected to be in the low 18 percent range

•	SG&A as a percentage of home closings revenue is expected to be in the low 10 percent range

•	Income from unconsolidated joint ventures is expected to be about $9 million

•	Land and development spend is expected to be approximately $1.2 billion

•	Effective tax rate is expected to be about 25 percent

•	Diluted share count is expected to be about 108 million

Earnings Webcast

A public webcast to discuss the third quarter 2019 earnings will be held later today at 8:30 a.m. Eastern time. The participant dial-in is 1 (855) 470-8731 and the passcode is 8770336. More information can be found on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE: TMHC) is a leading national homebuilder and developer that has been recognized as the 2016, 2017, 2018 and 2019 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: changes in general and local economic conditions (including as a result of recent extreme weather conditions); slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; higher cancellation rates; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our mortgage operations and title services business; the loss of any of our important commercial relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; material losses in excess of insurance limits; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our debt and the agreements governing such debt; our ability to access the capital markets; the inherent uncertainty associated with financial or other projections; and risks related to the integration of Taylor Morrison and AV Homes and the ability to recognize the anticipated benefits from the combination of Taylor Morrison and AV Homes. In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Home closings revenue, net	$1,073,110	$1,014,168	$3,205,252	$2,703,692
Land closings revenue	4,420	5,170	14,391	18,335
Financial services revenue	23,254	17,041	62,117	47,513
Amenity and other revenue	4,321	—	13,863	—

Total revenues	1,105,105	1,036,379	3,295,623	2,769,540
Cost of home closings	874,102	822,950	2,619,968	2,202,377
Cost of land closings	2,934	3,979	9,418	14,704
Financial services expenses	12,829	10,451	36,595	31,647
Amenity and other expense	4,166	—	12,754	—

Total cost of revenues	894,031	837,380	2,678,735	2,248,728
Gross margin	211,074	198,999	616,888	520,812
Sales, commissions and other marketing costs	76,765	67,504	226,809	185,806
General and administrative expenses	42,334	33,016	120,990	101,795
Equity in income of unconsolidated entities	(2,103)	(2,514)	(7,983)	(9,777)
Interest income, net	(959)	(670)	(2,250)	(1,289)
Other expense/(income), net	389	798	(1,492)	4,889
Transaction expenses	617	—	6,496	—
Loss on extinguishment of debt	3,610	—	5,806	—

Income before income taxes	90,421	100,865	268,512	239,388
Income tax provision	23,385	6,424	68,307	38,123

Net income before allocation to non-controlling interests	67,036	94,441	200,205	201,265
Net income attributable to non-controlling interests - joint ventures	(24)	(159)	(211)	(428)

Net income before non-controlling interests	67,012	94,282	199,994	200,837

Net income attributable to non-controlling interests	—	(714)	—	(4,391)

Net income available to Taylor Morrison Home Corporation	$67,012	$93,568	$199,994	$196,446

Earnings per common share
Basic	$0.64	$0.84	$1.86	$1.75
Diluted	$0.63	$0.83	$1.84	$1.73
Weighted average number of shares of common stock:
Basic	105,472	111,396	107,389	112,449
Diluted	106,852	113,440	108,599	116,378

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$222,049	$329,645
Restricted cash	1,747	2,214

Total cash, cash equivalents, and restricted cash	223,796	331,859
Owned inventory	4,229,971	3,965,306
Real estate not owned	23,703	15,259

Total real estate inventory	4,253,674	3,980,565
Land deposits	41,790	57,929
Mortgage loans held for sale	108,550	181,897
Derivative assets	2,903	1,838
Operating lease right of use assets	37,751	—
Prepaid expenses and other assets, net	85,725	98,225
Other receivables, net	80,886	86,587
Investments in unconsolidated entities	128,363	140,541
Deferred tax assets, net	142,597	145,076
Property and equipment, net	83,654	86,736
Intangible assets, net	743	1,072
Goodwill	149,428	152,116

Total assets	$5,339,860	$5,264,441

Liabilities
Accounts payable	$189,556	$151,586
Accrued expenses and other liabilities	252,687	266,686
Operating lease liabilities	43,171	—
Income taxes payable	7,598	—
Customer deposits	184,975	165,432
Estimated development liability	36,762	37,147
Senior notes, net	1,634,176	1,653,746
Loans payable and other borrowings	225,203	225,497
Revolving credit facility borrowings	200,000	200,000
Mortgage warehouse borrowings	56,051	130,353
Liabilities attributable to real estate not owned	23,703	15,259

Total liabilities	$2,853,882	$2,845,706

Stockholders’ Equity
Total stockholders’ equity	2,485,978	2,418,735

Total liabilities and stockholders’ equity	$5,339,860	$5,264,441

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2019	2018	Change	2019	2018	Change	2019	2018	Change

East	1,029	953	8.0%	$434,446	$392,767	10.6%	$422	$412	2.4%

Central	653	594	9.9	309,954	272,980	13.5	475	460	3.3

West	614	568	8.1	328,710	348,421	(5.7)	535	613	(12.7)

Total	2,296	2,115	8.6%	$1,073,110	$1,014,168	5.8%	$467	$480	(2.7)%

	Nine Months Ended September 30,

	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2019	2018	Change	2019	2018	Change	2019	2018	Change

East	3,063	2,528	21.2%	$1,258,758	$1,033,553	21.8%	$411	$409	0.5%

Central	1,944	1,645	18.2	924,411	780,682	18.4	476	475	0.2

West	1,821	1,481	23.0	1,022,083	889,457	14.9	561	601	(6.7)

Total	6,828	5,654	20.8%	$3,205,252	$2,703,692	18.6%	$469	$478	(1.9)%

Net Sales Orders:

	Three Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2019	2018	Change	2019	2018	Change	2019	2018	Change

East	1,161	710	63.5%	$463,201	$289,200	60.2%	$399	$407	(2.0)%

Central	759	617	23.0	360,413	298,111	20.9	475	483	(1.7)

West	620	495	25.3	331,133	306,004	8.2	534	618	(13.6)

Total	2,540	1,822	39.4%	$1,154,747	$893,315	29.3%	$455	$490	(7.1)%

	Nine Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2019	2018	Change	2019	2018	Change	2019	2018	Change

East	3,611	2,604	38.7%	$1,469,468	$1,096,008	34.1%	$407	$421	(3.3)%

Central	2,380	2,204	8.0	1,129,506	1,064,852	6.1	475	483	(1.7)

West	1,974	1,799	9.7	1,061,312	1,128,763	(6.0)	538	627	(14.2)

Total	7,965	6,607	20.6%	$3,660,286	$3,289,623	11.3%	$460	$498	(7.6)%

Sales Order Backlog:

	As of September 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2019	2018	Change	2019	2018	Change	2019	2018	Change

East	2,186	1,589	37.6%	$935,273	$754,666	23.9%	$428	$475	(9.9)%

Central	1,856	1,610	15.3	936,889	814,173	15.1	505	506	(0.2)

West	1,253	1,250	0.2	662,440	771,135	(14.1)	529	617	(14.3)

Total	5,295	4,449	19.0%	$2,534,602	$2,339,974	8.3%	$479	$526	(8.9)%

Average Active Selling Communities:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Change	2019	2018	Change

East	153	109	40.4%	162	119	36.1%

Central	135	118	14.4	138	119	16.0

West	58	48	20.8	59	50	18.0

Total	346	275	25.8%	359	288	24.7%

Reconciliation of Non-GAAP Financial Measures

The following tables set forth reconciliations of: (i) adjusted income before income taxes and the related margin, (ii) EBITDA and adjusted EBITDA to net income before allocation to non-controlling interests, (iii) adjusted net income and adjusted earnings per share and (iv) net homebuilding debt to total capitalization ratio.

Adjusted income before income taxes is a non-GAAP financial measure that reflects our income before income taxes excluding the impact of significant and unusual transactions, which in the third quarter of 2019 was a loss on extinguishment of debt. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude interest amortized to cost of sales and interest income, net, income taxes, depreciation and amortization (EBITDA), and non-cash compensation expense, if any (Adjusted EBITDA). Adjusted net income and adjusted earnings per share are non-GAAP financial measures that reflect the net income available to the Company excluding the impact of significant and unusual transactions, which in the third quarter of 2019 was a loss on extinguishment of debt, and transaction and corporate reorganization expenses and the tax impact due to such items and one-time tax reductions, which for the third quarter of 2018 included an acceleration of tax deductions following an inventory analysis, a favorable conclusion of a state tax audit centered on NOL’s and benefit due to a repatriation of foreign earnings and utilization of foreign tax credits. Net homebuilding debt to capitalization is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance costs and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted income before income taxes and related margin, adjusted net income and adjusted earnings per share, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metric assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended September 30,
(Dollars in thousands)	2019	2018
Income before income taxes	$90,421	$100,865
Loss on extinguishment of debt	$3,610	$—

Adjusted income before income taxes	$94,031	$100,865

Total revenues	$1,105,105	$1,036,379

Income before income taxes margin	8.2%	9.7%

Adjusted income before income taxes margin	8.5%	9.7%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended September 30,
(Dollars in thousands)	2019	2018
Net income before allocation to non-controlling interests	$67,036	$94,441
Interest income, net	(959)	(670)
Amortization of capitalized interest	22,144	21,345
Income tax provision	23,385	6,424
Depreciation and amortization	1,262	985

EBITDA	$112,868	$122,525
Non-cash compensation expense	3,693	3,591

Adjusted EBITDA	$116,561	$126,116

Net Homebuilding Debt to Capitalization Ratio Reconciliation
(Dollars in thousands)	As of September 30, 2019
Total debt	$2,115,431
Less unamortized debt issuance costs	(15,823)
Less mortgage warehouse borrowings	56,051

Total homebuilding debt	$2,075,203
Less cash and cash equivalents	222,049

Net homebuilding debt	$1,853,154
Total equity	2,485,978

Total capitalization	$4,339,132

Net homebuilding debt to capitalization ratio	42.7%

Adjusted Net Income and Earnings Per Share Reconciliation

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2019	2018
Net income available to TMHC – basic	$67,012	$93,568
Net income attributable to non-controlling interest	$—	$714
Loss fully attributable to public holding company	$—	$100

Net income – diluted	$67,012	$94,382

Income before income taxes	$90,421	$100,865
Loss on extinguishment of debt	$3,610	$—

Adjusted income before income taxes	$94,031	$100,865

Income tax provision	$23,385	$6,424
Adjustments to income tax provision
Loss on extinguishment of debt	$934	$—
Acceleration of tax deductions related to inventory	$—	$8,075
Settlement of state tax audit	$—	$7,875
Utilization of foreign tax credits related to repatriation of foreign earnings	$—	$3,220

Adjusted income tax provision	$24,319	$25,594

Adjusted net income from continuing operations - basic	$69,712	$75,271

Net income from continuing operations attributable to non-controlling interest	$—	$714
Loss fully attributable to public holding company	$—	$100

Adjusted net income from continuing operations - diluted	$69,712	$76,085

Weighted average number of shares of common stock:
Basic	105,472	111,396
Diluted	106,852	113,440

Earnings per common share — basic:	$0.64	$0.84
Adjusted earnings per common share — basic:	$0.66	$0.68
Earnings per common share — diluted:	$0.63	$0.83
Adjusted earnings per common share — diluted:	$0.65	$0.67